EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2007-FA3

TERMS AGREEMENT
(to Underwriting Agreement,
dated June 26, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc.	Memphis, Tennessee
4000 Horizon Way	April 26, 2007
Irving, Texas 75063

Morgan Stanley & Co. Incorporated (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2007-FA3, Mortgage Pass-Through Certificates, Series 2007-FA3 Certificates (the “Series 2007-FA3 Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2007-FA3 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-137018). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pool: The Series 2007-FA3 Certificates shall evidence the entire beneficial ownership interest in one mortgage pool (the “Mortgage Pool”) of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of April 1, 2007 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pool: Approximately $275,002,209 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pool shall be between 240 and 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, pass-through rates and class principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

	Class Principal		Class Purchase Price	Required Ratings
Class	Balance ($)		Percentrage (%)	Fitch	Moody’s	S&P
Class A-1	64,406,250.00		100.718750000	AAA	N/A	AAA
Class A-2	64,406,250.00	(1)	100.000000000	AAA	N/A	AAA
Class A-3	103,021,000.00		100.718750000	AAA	N/A	AAA
Class A-4	8,240,000.00		100.718750000	AAA	N/A	AAA
Class A-5	27,000,000.00		100.718750000	AAA	Aaa	AAA
Class A-6	27,000,000.00	(1)	100.000000000	AAA	N/A	AAA
Class A-7	27,000,000.00		100.718750000	AAA	N/A	AAA
Class A-8	14,457,750.00		100.718750000	AAA	Aaa	AAA
Class A-9	3,915,000.00		100.718750000	AAA	Aa1	AAA
Class A-10	9,585,000.00		100.718750000	AAA	Aa1	AAA
Class A-R	100.00		100.718750000	AAA	N/A	AAA
Class B-1	7,425,000.00		98.671875000	AA	N/A	N/A
Class B-2	2,612,000.00		96.234375000	A	N/A	N/A
Class B-3	1,925,000.00		79.250000000	BBB	N/A	N/A

 (1) Notional Amount.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

The Underwriter agrees, subject to the terms and conditions contained herein and in the Underwriting Agreement, to purchase the principal balances of the Classes of Certificates specified opposite its name below:

Series 2007-FA3 Designation	Morgan Stanley & Co. Incorporated
Class A-1	64,406,250.00
Class A-2	64,406,250.00
Class A-3	103,021,000.00
Class A-4	8,240,000.00
Class A-5	27,000,000.00
Class A-6	27,000,000.00
Class A-7	27,000,000.00
Class A-8	14,457,750.00
Class A-9	3,915,000.00
Class A-10	9,585,000.00
Class A-R	100.00
Class B-1	7,425,000.00
Class B-2	2,612,000.00
Class B-3	1,925,000.00

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum pass-through rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, April 30, 2007 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) set forth in Section 2(a) above.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours, MORGAN STANLEY & CO. INCORPORATED

By:
Name: Title:

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By:
Name: Alfred Chang Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By:
Name: Terry L. McCoy Title: Executive Vice President